Exhibit 99.1

CONSENT OF INDEPENDENT VALUER

We hereby consent to the reference to our name and description of our role in the valuation process of certain real estate assets of Griffin-American Healthcare REIT IV, Inc. (the “Company”) referred to in the Company’s prospectus contained in the Company’s Registration Statement on Form S-11 (SEC File No. 333-205960).

/s/ CBRE Capital Advisors, Inc.
CBRE Capital Advisors, Inc.

August 29, 2018